Exhibit (a)(5)(c)

invoX Pharma Commences Tender Offer for F-star Therapeutics, Inc.

July 08, 2022 07:00 AM Eastern Daylight Time

LONDON—(BUSINESS WIRE) – On July 7, 2022, invoX Pharma Limited (“invoX”), a wholly owned subsidiary of Sino Biopharmaceutical Limited (“Sino Biopharm”) (HKEX 1177 HK) commenced a cash tender offer for all of the issued and outstanding shares of common stock of F-star Therapeutics, Inc. (“F-star”) (NASDAQ:FSTX) for a price of $7.12 per share. The tender offer is being made pursuant to an Offer to Purchase, dated July 7, 2022 (the “Offer to Purchase”), and in connection with the previously announced Agreement and Plan of Merger, dated June 22, 2022, among invoX, Sino Biopharm, Fennec Acquisition Incorporated (“Purchaser”), an indirect wholly owned subsidiary of Sino Biopharm, and F-star (the “Merger Agreement”).

The tender offer commenced on July 7, 2022 and will expire at one minute past 11:59 p.m., Eastern Time, on August 3, 2022 (the “Expiration Date”), unless otherwise extended or terminated. Any extensions of the tender offer will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

invoX, Sino Biopharm and Purchaser have filed a tender offer statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”). The Offer to Purchase contained within the Schedule TO sets out the terms and conditions of the tender offer.

F-star has filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the SEC, which includes, among other things, the recommendation of F-star’s board of directors that F-star stockholders tender all of their shares in the tender offer.

As soon as practicable following the completion of the tender offer, Purchaser will acquire all remaining F-star shares through a merger at the tender offer price.

The tender offer and the merger are subject to customary closing conditions, including (i) the tender by F-star stockholders of at least one more share than 50% of the total number of F-star shares outstanding at the time of the expiration of the tender offer and (ii) required regulatory approvals, including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The tender offer is subject to other important conditions set forth in the Offer to Purchase.

Concurrently with entering into the Merger Agreement, invoX and Purchaser entered into Tender and Support Agreements with each of Eliot Forster, Ph.D., Darlene Deptula-Hicks, Louis Kayitalire, M.D., Neil Brewis, PhD., Nessan Bermingham, Ph.D., Edward Benz Jr., M.D., Geoffrey Race, David Arkowitz, Pamela Klein, M.D., and Todd Brady, M.D., Ph.D. (collectively, the “Supporting Stockholders”), pursuant to which such Supporting Stockholders agreed to tender their shares into the tender offer. As of July 5, 2022, the Supporting Stockholders collectively, directly and indirectly own approximately 1.02% of all issued and outstanding shares of F-star.

The Information Agent for the tender offer is Innisfree M&A Incorporated. The Depositary and Paying Agent for the tender offer is Computershare Trust Company, N.A. For all questions relating to the tender offer, please call the Information Agent, Innisfree M&A Incorporated toll-free at (888) 750-5830; banks and brokers may call collect at (212) 750-5833.

Important Notices

This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell securities. On July 7, 2022, invoX, Sino Biopharm and Purchaser filed with the SEC a tender offer statement on Schedule TO regarding the tender offer described in this communication. Holders of shares of common stock of F-star are urged to read the tender offer statement (as it may be updated and amended from time to time) and the Schedule 14D-9 filed by F-star as they contain important information that holders of shares of common stock of F-star should consider before making any decision regarding tendering their shares. These materials will be made available to F-star’s stockholders at no expense to them by Innisfree M&A Incorporated, the Information Agent, for the tender offer. In addition, the tender offer statement and other documents filed by invoX, Sino Biopharm and Purchaser, and F-star with the SEC are available for free at the SEC’s website at www.sec.gov.

This release is not intended for distribution to, or use by, any person or entity in any jurisdiction or country where such distribution or use would be contrary to local law or regulation. This release has been prepared by invoX and Sino Biopharm. No representation or warranty (express or implied) of any nature is given, nor is any responsibility or liability of any kind accepted, with respect to the truthfulness, completeness or accuracy of any information, projection, statement or omission in this release. This release does not constitute, nor does it form part of, any offer or invitation to buy, sell, exchange or otherwise dispose of, or any issuance, or any solicitation of any offer to sell or issue, exchange or otherwise dispose of any securities. This release does not constitute investment, legal, tax, accountancy or other advice or a recommendation with respect to such securities, nor does it constitute the solicitation of any vote or approval in any jurisdiction. There shall not be any offer or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws of any such jurisdiction (or under exemption from such requirements).

Forward-looking Statements

invoX and Sino Biopharm caution investors that any forward-looking statements or projections made by invoX and Sino Biopharm, including those made in this press release, are subject to risks and uncertainties that may cause actual results to differ materially from those projected.

This communication also includes forward-looking statements related to F-star and the acquisition of F-star by invoX and Sino Biopharm that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of F-star and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the business combination, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for F-star’s business; the commercial success of F-star’s products; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements.

About invoX Pharma

invoX was incorporated in March 2021 and is a wholly owned subsidiary of Sino Biopharm, a global top 40 pharmaceutical company with more than 24,000 employees. United Kingdom-based invoX is Sino Biopharm’s international expansion platform, focusing on R&D and business development activities outside of China, with a core focus on oncology and respiratory therapeutics. At its core, invoX aspires to improve patients’ lives by creating access to innovative medicine.

For further information about invoX, please visit: https://invoxpharma.com/.

About Sino Biopharm

Sino Biopharm, together with its subsidiaries, is a leading, innovative research and development driven pharmaceutical conglomerate in China, with a business scope that is vertically integrated including research and development, manufacturing and sales and marketing infrastructure. The Company’s product offerings include a variety of biologics and small molecule drugs, and in therapy areas that include hepatology, oncology, cardiovascular and cerebrovascular diseases, orthopaedics, digestive and immune and respiratory diseases.

For further information about Sino Biopharm, please visit: http://www.sinobiopharm.com/.

Contacts

Enquiries:

FTI Consulting (PR adviser to invoX)	Tel: +44 (0)20 3727 1000
Julia Bradshaw, Rob Winder, Alex Davis	E-mail: invoxpharma@fticonsulting.com